Exhibit 10.5
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                            TAX ALLOCATION AGREEMENT
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         This Tax Allocation Agreement (the "Agreement") is entered into by and between Cheviot Financial Corp., a Federal corporation (the "Holding Company") and its first-tier subsidiary, Cheviot Savings Bank, an Ohio state chartered savings and loan association (the "Bank"), effective this ____ day of _______________, 2003.

         WHEREAS, the Holding Company owns 100 percent of the issued and outstanding capital stock of the Bank; and

         WHEREAS, the Holding Company and the Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of which the Holding Company is the common parent corporation (the "Group"); and

         WHEREAS, the Bank may be willing from time to time to be included in the filing of a consolidated Federal income tax return for the year ended December 31, 2003 provided that the Holding Company is willing to undertake the responsibilities regarding the preparation of, filing of and accounting with respect to such consolidated Federal income tax return; and

         WHEREAS, the Holding Company and the Bank each desire to compensate the other fully for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated Federal income tax return; and

         WHEREAS, Cheviot Mutual Holding Company owns 55.00 percent of the issued and outstanding voting stock of the Holding Company and is not a party to this agreement. As such, Cheviot Mutual Holding Company files a separate Federal and state income tax return and is responsible for payment of its own tax liabilities; and

         WHEREAS, the Holding Company and the Bank recognize that from time to time other companies may become members of the affiliated group and, therefore, parties to this Agreement. The above-named members hereby agree that it will not be necessary to revise this Agreement, but any new members may sign the existing Agreement and it will be effective as to such new members as of the date they join the affiliated group.

         NOW, THEREFORE, in consideration of the mutual promises and undertakings included in this Agreement, the Holding Company and the Bank agree as follows:

1.       CONSOLIDATED RETURN ELECTION

In the event that the Bank agrees to join in the filing of a consolidated Federal tax return by the Holding Company for the calendar year ending December 31, 2003, and for any subsequent tax periods for which the Group is required to file such a return or for any tax period for which the Group is permitted to file such a return if the Holding Company so elects, the Bank and the Holding Company agree to execute and file such consents, elections and other documents and to take any actions necessary or appropriate to carry out the purpose of this Agreement. Any period for which the Bank is included in a consolidated Federal income tax return filed by the Holding Company is referred to in this Agreement as a "Consolidated Return Year."

2.       BANK'S LIABILITIES TO THE HOLDING COMPANY FOR CONSOLIDATED RETURN YEARS

In the event that the Bank has elected to file a consolidated Federal tax return with the Holding Company, the Bank agrees to transfer quarterly to the Holding Company an amount equal to the estimated payments which it would be required to pay to the Internal Revenue Service if it were filing a separate income tax return. The Bank also agrees to pay to the Holding Company, on or before the fifteenth day of the third month following the close of the tax year, its pro-rata share of the consolidated tax liability less applicable credits, estimates and other payments, calculated as if each entity were filing a separate return. The amount due from or to any entity may be adjusted on an equitable basis to account for any difference in the amounts due under the consolidated return calculation and the separate entity calculation. If the Group's consolidated income tax obligation arising from the alternative minimum tax (the "AMT") or any form of tax penalty exceeds its regular tax on a consolidated basis, the excess shall be equitably allocated among the members of the Group based upon the portion of tax preferences, adjustments and other items generated by each member which causes the AMT or penalty to be applicable.

3.       TREATMENT OF ANY NET OPERATING LOSS OF THE BANK

If Bank incurs a tax loss during a consolidated tax period, the Holding Company shall pay to the Bank an amount no less than the amount the affiliate would have been entitled to receive from a taxing authority as a separate entity. This payment shall be made within a reasonable period following the date the Bank would have been obligated to file its own return. If the affiliate would not be entitled to a refund as a separate entity because it has no carryback benefits available, the Holding Company may utilize the loss on its consolidated return and must reimburse the Bank for that benefit no later than the time when the Bank would become able to utilize the loss on a separate basis to offset future taxable income.

4.       TAX ADJUSTMENTS

In the event of any adjustment to a consolidated tax return which includes the Holding Company and the Bank, the liability of the Holding Company and the Bank shall be redetermined to give effect to any adjustment as if it had been made as part of the original computation of tax liability, and any payments required thereby must be made within a reasonable time after additional tax payments are made or refunds are received.

5.       THE HOLDING COMPANY'S RESPONSIBILITIES

In the event that the Bank elects to file a consolidated tax return which includes the Holding Company, the Holding Company shall prepare and maintain all books, records and accounts required by the Internal Revenue Code and regulations promulgated thereunder for groups filing a consolidated return including, but not limited to, all books, records and accounts with regard to intercompany transactions and earnings and profits. The Holding Company shall timely file all returns required by the Internal Revenue Code and the regulations promulgated thereunder. The Holding Company will make timely payments to the Internal Revenue Service, provided that the Bank pays the Holding Company all amounts required under Section 2 of this Agreement.

6.       DEFERRED TAXES

The Holding Company and the Bank agree that there will be no transfer between the entities of deferred tax liabilities or assets. The Bank shall not pay any deferred taxes before they are required to.

7.       COMPLIANCE WITH SECTION 23A AND 23B OF THE FEDERAL RESERVE ACT

Any payment by the Bank in excess of the amount required by this Agreement or significantly before the payment is due shall be deemed an extension of credit by the Bank to the Holding Company and shall comply with Section 23A and 23B of the Federal Reserve Act and the regulations promulgated thereunder.

8.       STATE TAXES

In the event that the Bank so elects, the Group will file an Ohio State Combined Tax Return. The provisions of this Agreement shall apply for purposes of allocating Ohio State tax liabilities and benefits between and among the Holding Company and the Bank. Any other state taxes shall be allocated to the entity for which that state's tax return must be filed.

9.       BINDING EFFECT

This Agreement shall be binding on and inure to the benefit of any successor, by merger or acquisition of assets or otherwise. This agreement shall also be binding on any additional members added to the affiliated group by merger or acquisition of assets or otherwise.

10.      WITHDRAWAL

Any party to this agreement may withdraw from this agreement at any time, without cause, upon 30 days notice to the other party.

CHEVIOT FINANCIAL CORP.

By:                                         Date:
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    Thomas J. Linneman, President
    and Chief Executive Officer


CHEVIOT SAVINGS BANK

By:                                         Date:
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    Thomas J. Linneman, President
    and Chief Executive Officer